EXHIBIT 99.1

Finish Line Acquires 18-Store Specialty Running Chain

Acquisition aligns with Finish Line’s strategic plan to pursue long-term growth outside core business with focus on specialty running market

INDIANAPOLIS, Sept. 1, 2011 — The Finish Line, Inc. (NASDAQ: FINL) today announced that it has invested $8.5 million to acquire the assets of and assume certain liabilities for an 18-store chain of specialty running shops with locations in Connecticut, District of Columbia, Florida, Maryland, Massachusetts, New Jersey, New York, and Texas with consolidated annual sales of approximately $19 million. The stores operate under banners such as Greater Boston Running Company, Texas Running Company, Georgetown Running Company, Princeton Running Company, New York Running Company and others.

The stores, the first of which opened in 1996, have earned a loyal following of serious runners who demand expert advice and precision-fitted running shoes and apparel. Key members of the chain’s management team and store leadership will remain in place following the acquisition. Finish Line also plans to keep the stores operating under their current banners and will retain the culture and outstanding customer service that have made them successful.

“This acquisition is an important step in our strategic plan to drive growth outside of our core Finish Line business,” said Chairman and Chief Executive Officer Glenn Lyon. “We have a tremendous growth opportunity within the specialty running business with this acquisition as the foundation of that growth. We plan to expand the number of stores and develop this chain’s first e-commerce capability as well as pursue other potential acquisitions in the specialty running business. The dedicated team we have in place to drive growth outside of our core business will focus on maximizing this opportunity, which clearly leverages our company’s strengths and core competencies,” Lyon concluded.

Finish Line management anticipates that due primarily to start-up costs, the acquisition will be dilutive to earnings by approximately $0.01 per share in fiscal year 2012.

About Finish Line
Finish Line is a premium retailer of athletic shoes, apparel and accessories. Headquartered in Indianapolis, Finish Line operates 647 stores in malls across the United States. More than 11,000 Finish Line sneakerologists help customers each day connect with their sport, their life and their style. Online shopping is available at http://www.finishline.com/ and mobile shopping is available at m.finishline.com. Follow Finish Line on Twitter at Twitter.com/FinishLine and “like” Finish Line on Facebook at facebook.com/FinishLineUSA.

Media Contact:	Investor Contact:
Anne Roman Corporate Communications 317-613-6577	Ed Wilhelm Chief Financial Officer 317-613-6914